Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Fourth Quarter and Full Year 2015 Results

Highlights

•	Book-to-bill of 1.2x for the fourth quarter of 2015 and 1.3x for the year ended December 31, 2015.

•	Net new business awards of $297.4 million for the fourth quarter and $1.18 billion for the year ended December 31, 2015.

•	Adjusted net service revenue of $241.4 million for the fourth quarter, representing growth of 12.9% and $914.7 million for the year ended December 31, 2015, representing growth of 14.2%.

•	Adjusted diluted earnings per share of $0.54 for the fourth quarter, representing growth of 107.7% and $2.00 for the year ended December 31, 2015, representing growth of 141.0%.

•	GAAP diluted earnings per share of $0.53 for the fourth quarter and $1.95 for the year ended December 31, 2015.

RALEIGH, NC, February 25, 2016 -- INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the fourth quarter and year ended December 31, 2015.

"INC’s continued focus on therapeutic expertise, strong site relationships and operational excellence through our proven Trusted Process® yielded strong results for our customers and shareholders in 2015," said Chief Executive Officer Jamie Macdonald.  “During our first full year as a public company, we achieved four quarters of strong revenue growth and record new business awards, and received recognition as ‘Best CRO’ by a distinguished panel of life science industry executives at the 11th Annual Scrip Awards.  These results demonstrate our significant progress in building an innovative, forward-thinking clinical development partner to deliver improved value for our customers in the digital healthcare environment.  We look forward to building on this momentum in 2016 and positioning INC Research as the ‘CRO of Choice' for all stakeholders including employees, customers, sites and investors."

Fourth Quarter and Full Year 2015 Results
Adjusted net service revenue for the three months ended December 31, 2015 increased by 12.9% to $241.4 million, compared to adjusted net service revenue of $213.7 million for the three months ended December 31, 2014. Adjusted net service revenue for the year ended December 31, 2015 increased by 14.2% to $914.7 million, compared to adjusted net service revenue of $800.7 million for the year ended December 31, 2014. Adjusted net service revenue growth during both the fourth quarter and fiscal year 2015 was driven primarily by continued strong awards over the last two years, a lower cancellation rate of previously awarded business and a positive revenue mix. In 2015, revenue grew across all therapeutic areas and was particularly strong in our complex therapeutic areas. During the three months and year ended December 31, 2015, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $9.5 million and $45.4 million, respectively, on net service revenue compared to the same periods in the prior year.
Income from operations for the three months ended December 31, 2015 increased by 115.1% to $39.7 million, compared to $18.5 million for the three months ended December 31, 2014. Income from operations for the year ended December 31, 2015 increased by 139.4% to $152.4 million, compared to $63.6 million for the year ended December 31, 2014. Operating margins for the three months and year ended December 31, 2015 were 16.4% and 16.7%, respectively, compared to 8.6% and 7.9% for the same respective periods in the prior year.
The Company's income from operations includes certain expenses and transactions that it believes are not representative of its core operations. Excluding these items, adjusted income from operations was $52.0 million for the three months ended December 31, 2015, compared to $35.3 million for the three months ended December 31, 2014, representing growth of 47.1%. Adjusted income from operations was $203.2 million for the year ended December 31, 2015, compared to $123.7 million for the year ended December 31, 2014, representing growth of 64.3%. Adjusted operating margin for the three months and year ended December 31, 2015, was 21.5% and 22.2%, respectively, compared to 16.5% and 15.4% for the same respective periods in 2014.
The Company reported net income for the three months ended December 31, 2015 of $30.7 million, resulting in diluted earnings per share of $0.53, compared to a net loss of $49.8 million, or $(0.92) per diluted share, for the three months ended December 31, 2014. Net income for the year ended December 31, 2015 was $117.0 million, resulting in diluted earnings per share of $1.95, compared to a net loss of $23.5 million, or $(0.51) per diluted share, for the year ended December 31, 2014.
Adjusted net income for the three months ended December 31, 2015 was $31.4 million, or $0.54 per diluted share, compared to $15.2 million, or $0.26 per diluted share, for the same period in the prior year. Adjusted net income for the year ended December 31, 2015 was $120.2 million, or $2.00 per diluted share, compared to $44.6 million, or $0.83 per diluted share, for the same period in the prior year.
Adjusted EBITDA for the three months ended December 31, 2015 increased 40.3% to $56.6 million, up from $40.3 million for the three months ended December 31, 2014. Adjusted EBITDA for the year ended December 31, 2015 increased 52.4% to $221.4 million, up from $145.3 million for the year ended December 31, 2014. For the three months and year ended December 31, 2015, adjusted EBITDA margins increased to 23.4% and 24.2%, respectively, from 18.9% and 18.1%, for the three months and year ended December 31, 2014, respectively.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures are provided below.

New Business Awards and Backlog
Backlog grew by 14.1% to $1.81 billion as of December 31, 2015, compared to $1.59 billion as of December 31, 2014. For the three months and year ended December 31, 2015, fluctuations in foreign currency exchange rates resulted in an unfavorable impact on our December 31, 2015 backlog in the amount of $9.0 million and $38.0 million, respectively, primarily due to the weakening of the Euro and British Pound against the U.S. dollar. Net new business awards were $297.4 million for the three months ended December 31, 2015, representing a book-to-bill ratio of 1.2x, compared to $316.3 million for the three months ended December 31, 2014. Net new business awards were $1.18 billion for the year ended December 31, 2015, representing a book-to-bill ratio of 1.3x, compared to $949.8 million for the year ended December 31, 2014.

Business Outlook
The Company's full-year guidance for 2016 is outlined in the following table. The guidance takes into account a number of factors, including current foreign currency exchange rates, expected interest and tax rates and the Company’s overall outlook.

	Guidance Issued
	2/25/2016
	Low		High
Net service revenue	$1,005	million	$1,025	million
GAAP diluted EPS	$1.69		$1.84
Adjusted diluted EPS	$2.30		$2.45
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net income and diluted adjusted earnings per share, to the corresponding GAAP measures are provided below.
Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EST on February 25, 2016, to discuss its fourth quarter and full year 2015 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 52671020.
An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EST on February 25, 2016. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 52671020.

About INC Research
INC Research (Nasdaq: INCR) is a leading global contract research organization ("CRO") providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was named “Best Contract Research Organization” in December 2015 by a distinguished panel for Scrip Intelligence and ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey.  INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release, including our 2016 guidance and long-term targets, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: fluctuations in our financial results; our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our ability to adequately price our contracts and not overrun cost estimates; our customer or therapeutic area concentration; general and international economic, political and other risks, including currency and stock market fluctuations; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2015 and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains certain non-GAAP financial measures, including Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.
The Company defines Adjusted Net Service Revenue as net service revenue excluding the impact of higher-than-normal change order activity.
The Company defines Adjusted Income from Operations as income from operations excluding the impact of revenue from higher-than-normal change order activity and certain expenses and transactions that the Company believes are not representative of its core operations, including management fees that terminated in connection with the Company's initial public offering, acquisition-related amortization, restructuring costs, transaction expenses, non-cash share-based compensation expense, contingent consideration related to acquisitions and asset impairment charges. The Company defines Adjusted Operating Margin as adjusted income from operations as a percentage of adjusted net service revenue.
The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (loss) (including diluted earnings per share) excluding debt refinancing expenses, loss on extinguishment of debt, other (income) expense and the items excluded from adjusted income from operations mentioned previously. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.
EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA, further adjusted to exclude the impact of revenue from higher-than-normal change order activity and certain expenses and transactions that the Company believes are not representative of its core operations, including management fees that terminated in connection with the Company's initial public offering, restructuring costs, transaction expenses, non-cash share-based compensation expense, contingent consideration related to acquisitions, asset impairment charges, loss on extinguishment of debt and other (income) expense. The Company presents EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to service its debt obligations, fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess the Company's business. The Company believes these measures are also used by investors and analysts, to measure its performance. Adjusted EBITDA is also a useful metric for management, investors and debt holders to measure the Company's ability to service its debt obligations.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:
Ronnie Speight
Vice President, Investor Relations
Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

Press/Media Contact:
Lori Dorer
Senior Director, Corporate Communications
Phone: +1 (513) 763-1380
Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Net service revenue	$241,356	$213,725	$914,740	$809,728
Reimbursable out-of-pocket expenses	161,529	113,930	484,499	369,071
Total revenue	402,885	327,655	1,399,239	1,178,799

Cost and operating expenses:
Direct costs	143,416	133,957	542,404	515,059
Reimbursable out-of-pocket expenses	161,529	113,930	484,499	369,071
Selling, general, and administrative	43,255	40,811	156,609	145,143
Restructuring and other costs	219	66	1,785	6,192
Transaction expenses	715	5,860	1,637	7,902
Asset impairment charges	—	—	3,931	17,245
Depreciation	4,597	4,991	18,140	21,619
Amortization	9,461	9,587	37,874	32,924
Total operating expenses	363,192	309,202	1,246,879	1,115,155
Income from operations	39,693	18,453	152,360	63,644

Other income (expense), net:
Interest income	35	23	192	249
Interest expense	(2,953)	(11,183)	(15,640)	(53,036)
Loss on extinguishment of debt	—	(46,750)	(9,795)	(46,750)
Other income (expense), net	(281)	1,512	3,857	7,689
Total other (expense) income, net	(3,199)	(56,398)	(21,386)	(91,848)
Income (loss) before provision for income taxes	36,494	(37,945)	130,974	(28,204)
Income tax (expense) benefit	(5,838)	(11,835)	(13,927)	4,734
Net income (loss)	30,656	(49,780)	117,047	(23,470)
Class C common stock dividends	—	—	—	(375)
Redemption of New Class C common stock	—	(3,375)	—	(3,375)
Net income (loss) attributable to common shareholders	$30,656	$(53,155)	$117,047	$(27,220)

Earnings per share attributable to common shareholders:
Basic	$0.55	$(0.92)	$2.02	$(0.51)
Diluted	$0.53	$(0.92)	$1.95	$(0.51)
Weighted average common shares outstanding:
Basic	55,729	57,504	57,888	53,301
Diluted	58,010	57,504	60,146	53,301

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted Net Service Revenue:
Net service revenue	$241,356	$213,725	$914,740	$809,728
Change order adjustment (a)	—	—	—	(9,000)
Adjusted net service revenue	$241,356	$213,725	$914,740	$800,728

Adjusted Income from Operations:
GAAP income from operations	$39,693	$18,453	$152,360	$63,644
Amortization (b)	9,461	9,587	37,874	32,924
Restructuring and other costs (c)	219	66	1,785	6,192
Transaction expenses (d)	715	5,860	1,637	7,902
Asset impairment charges (e)	—	—	3,931	17,245
Share-based compensation (f)	1,786	1,065	5,074	3,370
Contingent consideration treated as compensation expense (g)	113	275	559	918
Monitoring and advisory fees (h)	—	42	—	462
Change order adjustment (a)	—	—	—	(9,000)
Adjusted Income from Operations	$51,987	$35,348	$203,220	$123,657
GAAP Operating Margin	16.4%	8.6%	16.7%	7.9%
Adjusted Operating Margin	21.5%	16.5%	22.2%	15.4%

EBITDA and Adjusted EBITDA:
Net income (loss) as reported	$30,656	$(49,780)	$117,047	$(23,470)
Interest expense, net	2,918	11,160	15,448	52,787
Income tax expense (benefit)	5,838	11,835	13,927	(4,734)
Depreciation	4,597	4,991	18,140	21,619
Amortization	9,461	9,587	37,874	32,924
EBITDA	53,470	(12,207)	202,436	79,126
Restructuring and other costs (c)	219	66	1,785	6,192
Transaction expenses (d)	715	5,860	1,637	7,902
Asset impairment charges (e)	—	—	3,931	17,245
Share-based compensation (f)	1,786	1,065	5,074	3,370
Contingent consideration treated as compensation expense (g)	113	275	559	918
Monitoring and advisory fees (h)	—	42	—	462
Other (income) expense (i)	281	(1,512)	(3,857)	(7,689)
Loss on extinguishment of debt (j)	—	46,750	9,795	46,750
Change order adjustment (a)	—	—	—	(9,000)
Adjusted EBITDA	$56,584	$40,339	$221,360	$145,276
Adjusted EBITDA Margin	23.4%	18.9%	24.2%	18.1%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted Net Income:
Net income (loss) as reported	$30,656	$(49,780)	$117,047	$(23,470)
Amortization (b)	9,461	9,587	37,874	32,924
Restructuring and other costs (c)	219	66	1,785	6,192
Transaction expenses (d)	715	5,860	1,637	7,902
Asset impairment charges (e)	—	—	3,931	17,245
Share-based compensation (f)	1,786	1,065	5,074	3,370
Contingent consideration treated as compensation expense (g)	113	275	559	918
Monitoring and advisory fees (h)	—	42	—	462
Other (income) expense (i)	281	(1,512)	(3,857)	(7,689)
Loss on extinguishment of debt (j)	—	46,750	9,795	46,750
Change order adjustment (a)	—	—	—	(9,000)
Adjust income tax to normalized rate (k)	(11,826)	2,885	(53,671)	(30,957)
Adjusted Net Income	$31,405	$15,238	$120,174	$44,647

Shares used in computing GAAP diluted net income (loss) per share	58,010	57,504	60,146	53,301
Effect of certain securities considered anti-dilutive under GAAP (l)	—	1,284	—	557
Diluted weighted average common shares outstanding	58,010	58,788	60,146	53,858

Adjusted Diluted EPS	$0.54	$0.26	$2.00	$0.83

(a)	Net service revenue for the year ended December 31, 2014 has been adjusted by $9.0 million to remove the impact of the higher-than-normal change order activity.

(b)	Represents the amortization of intangible assets primarily for customer relationships and backlog.

(c)
Restructuring and other costs consist of: (i) severance costs associated with a reduction of workforce in line with the Company's expectations of future business operations, and (ii) lease obligation and termination costs in connection with abandonment and closure of redundant facilities.

(d)
Represents fees associated with the Company's May, August and December 2015 secondary common stock offerings, costs associated with the Company's IPO, debt placement and refinancing, costs incurred in connection with business combinations and potential acquisitions, and other corporate transactions.

(e)	Represents impairment of goodwill and long-lived assets associated with the Company's Phase I Services reporting unit and Global Consulting, a component of the Clinical Development segment.

(f)	Represents share-based compensation expense related to awards granted under equity incentive plans.

(g)	Represents contingent consideration expense incurred as a result of acquisitions and accounted for as compensation expense under GAAP.

(h)
Represents monitoring and advisory fees paid to affiliates of Avista Capital Partners, L.P. in the periods prior to the Company's November 2014 initial public offering, as well as reimbursements of expenses paid to affiliates of Avista Capital Partners, L.P. and affiliates of Teachers' Private Capital pursuant to the Expense

Reimbursement Agreement. These arrangements were terminated upon completion of the Company's initial public offering.

(i)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(j)	Represents loss on extinguishment of debt associated with the Company's debt refinancing activities in May 2015 and November 2014.

(k)
Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the estimated effective tax rate of 36% in 2015 and 37% in 2014. In 2015 and 2014, the Company's effective tax rate has been adjusted in order to reflect the removal of the tax impact of its valuation allowances recorded against its deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, the Company has recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance. Specifically, the majority of the Company's revenue was generated in jurisdictions in which it recognized no tax expense or benefit due to changes in this valuation allowance. In 2014 the Company reversed the valuation allowance in one of its foreign jurisdictions, net of establishment of additional valuation allowances in certain jurisdictions, creating a tax benefit of $18.2 million. During 2015, the Company reversed the valuation allowance in its U.S. jurisdiction, creating a tax benefit of $31.9 million. In addition, 2015 has also been adjusted for the elimination of a $2.6 million benefit from the release of a reserve for a pre-acquisition uncertain tax position associated with Kendle International, Inc., a company which was acquired in July 2011.

(l)
Adjustment represents the weighted average number of equity-based awards issued under the Company's equity incentive plans calculated using the treasury stock method that were excluded from shares used in computing GAAP diluted net loss per share due to reporting a net loss under GAAP for the period.

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Full-Year 2016 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$95.0	$103.0	$1.69	$1.84
Adjustments:
Amortization (a)	37.7	37.7
Share-based compensation expense (a)	13.3	13.3
Contingent consideration treated as compensation expense (a)	0.5	0.5
Restructuring expenses (a)	3.7	3.7
Other (a)	(0.2)	0.2
Income tax effect of above adjustments (b)	(21.0)	(21.4)
Adjusted net income and adjusted diluted earnings per share	$129.0	$137.0	$2.30	$2.45

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 34%, which is the midpoint of our range for the expected income tax rate of 33% to 35%. This adjustment also excludes the impact of the valuation allowances recorded against the Company's deferred tax assets and other unusual tax impacts during the period. Historically, the Company recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance.

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$85,011	$126,453
Restricted cash	452	505
Accounts receivable:
Billed, net	158,315	130,270
Unbilled	139,697	118,101
Current portion of deferred income taxes	—	16,177
Prepaid expenses and other current assets	38,571	34,758
Total current assets	422,046	426,264
Property and equipment, net	44,813	43,725
Goodwill	553,008	556,863
Intangible assets, net	152,340	190,359
Deferred income taxes, less current portion	12,073	15,665
Other long-term assets	26,939	8,489
Total assets	$1,211,219	$1,241,365
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,497	$16,548
Accrued liabilities	111,262	111,655
Deferred revenue	311,029	246,902
Current portion of long-term debt	29,804	3,615
Capital lease obligations	—	452
Total current liabilities	474,592	379,172
Long-term debt, less current portion	472,035	412,190
Deferred income taxes	28,066	30,368
Other long-term liabilities	19,092	27,426
Total liabilities	993,785	849,156
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2015 and 2014, respectively	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized, 53,871,484 and 61,233,850 shares issued and outstanding at December 31, 2015 and 2014, respectively	539	612
Additional paid-in capital	559,910	634,946
Accumulated other comprehensive loss	(41,543)	(26,200)
Accumulated deficit	(301,472)	(217,149)
Total shareholders' equity	217,434	392,209
Total liabilities and shareholders' equity	$1,211,219	$1,241,365

INC Research Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2015	2014
Operating activities
Net income (loss)	$117,047	$(23,470)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,014	54,543
Stock repurchase costs	1,637	—
Amortization of capitalized loan fees	1,346	5,700
Share-based compensation	5,074	3,370
Provision (recovery) for doubtful accounts	(144)	2,435
Deferred income taxes	4,134	(14,837)
Foreign currency adjustments	(795)	(7,390)
Asset impairment charges	3,931	17,245
Loss on extinguishment of debt and other debt refinancing costs	9,795	49,227
Excess income tax benefits from share-based awards	(975)	—
Other adjustments	(82)	(853)
Changes in operating assets and liabilities:
Accounts receivable billed and unbilled	(54,073)	(24,259)
Accounts payable and accrued expenses	8,186	25,743
Deferred revenue	68,500	42,742
Other assets and liabilities	(14,855)	1,251
Net cash provided by operating activities	204,740	131,447
Investing activities
Acquisition of business, net of cash acquired	—	(2,302)
Purchase of property and equipment	(21,111)	(25,551)
Net cash used in investing activities	(21,111)	(27,853)
Financing activities
Proceeds from issuance of long-term debt	525,000	288,365
Payments of debt financing costs	(4,987)	(5,364)
Payments on long-term debt	(475,001)	(164,095)
Proceeds from revolving credit facility	45,000	—
Repayment of revolving credit facility	(15,000)	—
Payment of notes payable and breakage fees	—	(336,385)
Payments related to business combinations	(973)	—
Principal payments toward capital lease obligations	(452)	(2,680)
Payments of stock repurchase costs	(1,423)	—
Payments for repurchase of common stock	(285,000)	(38)
Proceeds from the issuance of common stock	—	156,113
Proceeds from the exercise of stock options	3,656	145
Payments related to tax withholding for share-based compensation	(3,194)	—
Excess income tax benefits from share-based awards	975	—
Dividends paid	—	(375)
Redemption of New Class C and D common stock	—	(3,384)
Net cash used in financing activities	(211,399)	(67,698)
Effect of exchange rate changes on cash and cash equivalents	(13,672)	(6,415)
Net change in cash and cash equivalents	(41,442)	29,481
Cash and cash equivalents at the beginning of the year	126,453	96,972
Cash and cash equivalents at the end of the year	$85,011	$126,453